Exhibit 99.1

February 16, 2018

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

                                 Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER 2017 RESULTS

Fourth Quarter Aggregates Shipments Increase 7 Percent

EPS Growth of More Than 30 Percent Expected in 2018

Birmingham, Alabama – February 16, 2018 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the fourth quarter ended December 31, 2017.

Net earnings from continuing operations were $328 million, or $2.43 per diluted share, versus $108 million, or $0.80 per diluted share, in the prior year’s fourth quarter. Gross profit was $243 million, a 1 percent increase from the prior year. The Company closed its previously announced acquisition of Aggregates USA on December 29, 2017.

Tom Hill, Chairman and Chief Executive Officer, said, “Fourth quarter aggregates shipments showed encouraging momentum. Same-store daily shipment rates were up 8 percent in November and 11 percent in December after being down 3 percent in storm-impacted October. Total aggregates shipments grew 7 percent and aggregates pricing, adjusted for mix, improved 2 percent. Aggregates production costs were negatively impacted by lingering effects from Hurricanes Harvey and Irma as well as by Tropical Storm Nate, rising diesel and distribution costs, and production inefficiencies at certain facilities. Our asphalt and concrete operations, including recent acquisitions in those lines of business, continued to perform well.

“We expect fourth quarter shipment growth to continue into 2018. Private demand in Vulcan-served markets continues to recover, and public demand appears to be firming up after a disappointing 2017. The pricing climate for our materials remains positive, supported by solid demand visibility, rising diesel prices, rising cement prices, and expanding contractor margins. For 2018 we expect same-store aggregates shipment growth of 4 to 6 percent and aggregates pricing growth of 3 to 5 percent, albeit with significant variability across individual markets.

“We also expect our margin performance to return to its longer-term trend of continuous, compounding improvements. Weather-related cost pressures faced in 2017 should not repeat, and rising diesel and distribution costs should flow-through to pricing, although with a lag. Our record safety performance in 2017 underscores our confidence in the strength of our core operating disciplines. Tax reform and the acquisition of Aggregates USA will also support growth in earnings and cash flow.

“In total, we expect 2018 net earnings of between $4.00 and $4.65 per diluted share and Adjusted EBITDA of between $1.150 and $1.250 billion.”

February 16, 2018

FOR IMMEDIATE RELEASE

Fourth Quarter Summary (compared with prior year’s fourth quarter)

•	Total revenues increased $105 million, or 12 percent, to $977 million

•	Gross profit was $243 million versus $240 million in the prior year

•	Aggregates segment sales increased $56 million to $770 million and freight-adjusted revenues increased $45 million, or 8 percent, to $596 million

•	Shipments increased 2.9 million tons, or 7 percent, to 46.0 million tons

•	Freight-adjusted sales price increased $0.16 per ton, or 1 percent

•	Segment gross profit was $208 million, in line with the prior year

•	Asphalt, Concrete and Calcium segment gross profit improved $5 million, collectively

•	SAG was $86 million, improved 35 basis points as a percentage of total revenues

•	Net earnings were $328 million versus $113 million in the prior year

•	Adjusted EBIT was $155 million versus $159 million in the prior year

•	Adjusted EBITDA was $233 million, an increase of $3 million, or 1 percent

•	Earnings from continuing operations were $2.43 per diluted share versus $0.80 per diluted share. Current year results include costs associated with the early retirement of debt and a net tax benefit from enacted U.S. tax legislation.

•	Adjusted earnings from continuing operations were $0.74 per diluted share versus $0.69 per diluted share (see appendix 3 for reconciliation)

Full Year Summary (compared with prior year)

•	Total revenues were $3.89 billion, an increase of $298 million, or 8 percent

•	Gross profit was $1.0 billion, in line with the prior year

•	Aggregates segment sales increased $134 million to $3.10 billion and freight-adjusted revenues increased $98 million, or 4 percent, to $2.39 billion

•	Shipments increased 1.8 million tons, or 1 percent, to 183.2 million tons

•	Freight-adjusted sales price increased $0.41 per ton, or 3 percent

•	Segment gross profit decreased $13 million, or 2 percent, to $860 million

•	Asphalt, Concrete and Calcium segment gross profit improved $13 million, collectively

•	SAG was $324 million, improved 44 basis points as a percentage of total revenues

•	Net earnings were $601 million versus $419 million in the prior year

•	Adjusted EBIT was $676 million, a decrease of 1 percent

•	Adjusted EBITDA was $982 million, up 2 percent from the prior year

•	Earnings from continuing operations were $4.40 per diluted share versus $3.11 per diluted share

•	Adjusted earnings from continuing operations were $3.04 per diluted share versus $3.03 per diluted share (see appendix 3 for reconciliation)

Segment Results

Aggregates

Fourth quarter aggregates shipments increased 7 percent (5 percent same-store basis) versus the prior year’s quarter. Shipment trends rebounded in November and December after a sluggish, wet start to the quarter in October. Fourth quarter shipments improved markedly in California and across the Southeast,

February 16, 2018

FOR IMMEDIATE RELEASE

with most markets experiencing double-digit gains. In contrast, shipment rates continued to lag in Houston and other storm-impacted Gulf Coast markets, with fourth quarter shipments approximately 10 percent below the prior year in these areas.

For the quarter, freight-adjusted average sales price for aggregates increased to $12.95 per ton, a $0.16 or 1 percent gain versus the prior year, despite a negative geographic and product mix impact. Excluding mix impact, aggregates price increased 2 percent. Full year average sales price for aggregates, adjusted for mix, increased 4 percent, in line with expectations. Pricing remained particularly strong in California (up 7 percent) and Georgia (up 9 percent) supported by strong visibility to continued demand recovery. Texas, particularly coastal Texas, experienced relative pricing weakness as storms negatively impacted not only total demand but also freight costs and the mix of work.

Fourth quarter Aggregates segment gross profit was $208 million, or $4.52 per ton. These results were lower than the prior year in part due to a 23 percent increase in the cost for diesel fuel, the lingering effects from weather events in the current year’s third and fourth quarters and certain expenses related to integrating acquired operations. Distribution costs were higher due to storm-related ship-loading and barge movement inefficiencies, as well as the transition to new ships and increased transportation-related liability accruals. These items, along with the negative pricing mix noted above, negatively impacted segment gross profit by approximately $20 million in comparison to the prior year.

Asphalt, Concrete and Calcium

Our non-aggregates segments’ fourth quarter gross profit was $35 million, a 15 percent increase over the prior year.

Asphalt segment gross profit increased 6 percent to $23 million. Shipments were 2.6 million tons in total and 2.3 million tons on a same-store basis. Shipments increased 16 percent versus the prior year. Same-store shipments increased 3 percent versus the prior year, as volumes in Arizona and California (the Company’s largest asphalt market) drove most of the year over year increase. An 8 percent increase in liquid asphalt unit cost negatively affected materials margins.

Concrete segment gross profit was $12 million in the quarter compared to $8 million in the prior year period. Shipments increased 13 percent versus the prior year. On a same-store basis, volumes were in line versus the prior year. Materials margins and unit gross profit in concrete improved compared to the prior year.

Calcium segment gross profit was $0.5 million versus $0.9 million in the prior year’s fourth quarter.

On an annual basis, total gross profit in our non-aggregates segments was $141 million, a 10 percent increase from the prior year’s comparable period.

Aggregates USA Acquisition

The Company closed the acquisition of Aggregates USA on December 29, 2017 for $610 million, net of proceeds from divestitures. This transaction complements and expands Vulcan’s service offerings

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FOR IMMEDIATE RELEASE

in Georgia, South Carolina and Florida with 3 granite quarries and 16 rail distribution yards. The integration is proceeding as planned, although full synergy capture will require at least 18-24 months. For 2018, the Company expects the acquired assets to contribute approximately 7 million tons of aggregates shipments and $50 million of EBITDA. The Company expects the acquisition to be accretive to 2018 earnings.

Growth, Capital Allocation, and Financial Position

For the full year, capital expenditures were $460 million. This amount included $292 million of core operating and maintenance capital investments to improve or replace existing property, plant and equipment, in line with expectations. In addition, the Company invested $168 million in internal growth projects to secure new aggregates reserves, develop new production sites, enhance the Company’s distribution capabilities, and support the targeted growth of its asphalt and concrete operations.

The Company remains active in the pursuit of bolt-on acquisitions and other value-creating growth investments. In addition to the Aggregates USA transaction noted above, the Company closed 7 other acquisitions during 2017 for total consideration of $226 million. These acquisitions complement our existing positions in Arizona, California, Illinois, New Mexico, Tennessee and Virginia markets.

At year end, total debt was $2.9 billion. In December, the Company retired via tender offer, $565 million of notes due in 2021 for $663 million. One-time charges related to this early debt retirement were $102 million, or $0.49 per diluted share – an amount excluded from Adjusted Earnings.

Full year pretax interest expense, net was $291 million, including one-time pretax charges of $153 million associated with refinancing activity. In total, these charges negatively impacted full-year reported earnings by $0.73 per diluted share.

During the year, the Company returned $193 million to shareholders through dividends paid and share repurchases.

Selling, Administrative and General (SAG), Other Operating Expense and Taxes

SAG expenses in the quarter were $85.7 million, $6.1 million higher than the prior year. As a component of its overall tax planning, the Company elected to pre-fund 2018 contributions to its charitable foundation, leading to a $2.6 million increase in 2017 SAG expense. Bad debt provisions and severance costs accounted for another $2.6 million of the quarterly increase in SAG.

SAG expense was $324 million for the full year. As a percentage of total revenues, SAG expense declined from 8.8 percent to 8.3 percent.

The Company works continuously to improve its organizational support of operations and create a more scalable and efficient overhead structure. In January of this year, the Company reorganized several of its staff functions for the purpose of more effectively and efficiently supporting long-term growth and margin improvement. As a result, the Company expects to record a restructuring charge of approximately $4 million during the first quarter of 2018 associated with eliminated positions.

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FOR IMMEDIATE RELEASE

Other operating expense was $20 million in the fourth quarter and included $7 million of employee-related compensation, $4 million of real property donations, $4 million of non-routine business development and divestiture charges, and approximately $5 million of recurring expenses not included in cost of revenues.    The first three items were removed from Adjusted Earnings for the quarter.

The Company recorded an income tax benefit of $314 million in the fourth quarter and $232 million for the full year. The fourth quarter tax benefit includes $268 million of net tax benefit associated with the revaluation of deferred tax liabilities and other effects of the Tax Cuts and Jobs Act (the “TCJA”) as well as $29 million of benefit tied to the partial release of a valuation allowance for state-level net operating loss carryforwards. The net tax impact of these items in the quarter was a benefit to earnings of $297 million, or approximately $2.20 per diluted share. This amount was removed from Adjusted Earnings for the quarter.

Estimated Impact of Tax Reform

While the full impact of the TCJA continues to be assessed, the Company expects earnings and cash flows will benefit meaningfully going forward. On a net basis, and leaving all other factors unchanged, the Company’s total effective tax rate should decline from approximately 28 percent to approximately 20 percent.

We continue to evaluate other aspects of TCJA including full expensing of certain qualified capital spending. At this time, we expect core capital spending to support an increased level of shipments and further improve production costs and operating efficiencies of approximately $250 million. We also plan for $350 million in internal growth capital expenditures during 2018, including the development of strategic quarry sites in California and Texas.

The Company currently projects 2018 cash taxes of $80 million before the effect of refunds and credits from prior payments, approximately $100 million lower than if under the prior tax law.

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for 2018, Mr. Hill stated, “We expect strong earnings growth in 2018. Leading indicators, such as the pre-construction pipeline and construction starts in our markets, as well as our own order backlogs, point toward growth. Private demand continues to grow and public demand is strengthening after relative weakness in 2016 and part of 2017. These positive trends provide greater visibility into demand and indicate the continuation of a favorable pricing environment. Recent acquisitions are performing well and should make meaningful contributions to our earnings growth in 2018 and beyond. As a result, we expect strong earnings growth in 2018.”

February 16, 2018

FOR IMMEDIATE RELEASE

Management expectations for 2018 include:

•	Same-store aggregates shipments growth of 4 to 6 percent

•	Same-store aggregates freight-adjusted price increase of 3 to 5 percent

•	Approximately 7 million tons of aggregates shipments from Aggregates USA operations

•	High single-digit gross profit growth in Asphalt, Concrete and Calcium, collectively

•	SAG expenses of approximately $335 million, including $5 million related to Aggregates USA

•	Adjusted EBITDA of $1.150 to $1.250 billion, including $50 million from Aggregates USA

•	Interest expense of approximately $125 million, excluding charges associated with refinancing costs for 2018

•	Depreciation, depletion, accretion and amortization expense of approximately $340 million

•	An effective tax rate of approximately 20 percent

•	Earnings from continuing operations of $4.00 to $4.65 per diluted share

“The ultimate level and quarterly timing of shipments in 2018,” concluded Mr. Hill, “will depend in part on the pace of starts and construction activity for larger, publicly-funded projects. However, we have better visibility than we did one year ago. We expect pricing to improve throughout the year, partly in response to rising diesel costs and other inflationary trends. With a return to approximately 5 percent same-store shipment growth, we anticipate a return to the incremental flow-through rates delivered by the Company earlier in the recovery cycle.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 16, 2018. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 866-548-4713, or 323-794-2093 approximately 10 minutes before the scheduled start. The conference ID is 6111858. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation’s largest producer of construction aggregates, and a major producer of other construction materials.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

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Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; changing technologies that could disrupt the way we do business and how our products are distributed; the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted December 22, 2017; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

February 16, 2018

FOR IMMEDIATE RELEASE

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2017	2016	2017	2016
Total revenues	$977,490	$872,975	$3,890,296	$3,592,667
Cost of revenues	734,199	633,270	2,889,735	2,591,850

Gross profit	243,291	239,705	1,000,561	1,000,817

Selling, administrative and general expenses	85,655	79,526	323,918	314,986
Gain on sale of property, plant & equipment and businesses	13,197	12,498	17,827	15,431
Other operating income (expense), net	(19,599)	1,122	(47,362)	(21,680)

Operating earnings	151,234	173,799	647,108	679,582
Other nonoperating income (expense), net	(384)	619	5,293	944
Interest expense, net	136,513	33,077	291,085	133,269

Earnings from continuing operations before income taxes	14,337	141,341	361,316	547,257
Income tax expense (benefit)	(313,632)	33,276	(232,075)	124,851

Earnings from continuing operations	327,969	108,065	593,391	422,406
Earnings (loss) on discontinued operations, net of tax	(423)	4,536	7,794	(2,915)

Net earnings	$327,546	$112,601	$601,185	$419,491

Basic earnings (loss) per share
Continuing operations	$2.47	$0.82	$4.48	$3.17
Discontinued operations	$0.00	$0.03	$0.06	($0.02)
Net earnings	$2.47	$0.85	$4.54	$3.15

Diluted earnings (loss) per share
Continuing operations	$2.43	$0.80	$4.40	$3.11
Discontinued operations	$0.00	$0.03	$0.06	($0.02)
Net earnings	$2.43	$0.83	$4.46	$3.09

Weighted-average common shares outstanding
Basic	132,519	132,571	132,513	133,205
Assuming dilution	134,815	135,362	134,878	135,790
Cash dividends per share of common stock	$0.25	$0.20	$1.00	$0.80
Depreciation, depletion, accretion and amortization	$77,991	$71,578	$305,965	$284,940
Effective tax rate from continuing operations	-2187.6%	23.5%	-64.2%	22.8%

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Table B

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2017	2016
Assets
Cash and cash equivalents	$141,646	$258,986
Restricted cash	5,000	9,033
Accounts and notes receivable
Accounts and notes receivable, gross	590,986	494,634
Less: Allowance for doubtful accounts	(2,649)	(2,813)

Accounts and notes receivable, net	588,337	491,821
Inventories
Finished products	327,711	293,619
Raw materials	27,152	22,648
Products in process	1,827	1,480
Operating supplies and other	27,648	27,869

Inventories	384,338	345,616
Prepaid expenses	60,780	31,726

Total current assets	1,180,101	1,137,182
Investments and long-term receivables	35,115	39,226
Property, plant & equipment
Property, plant & equipment, cost	7,969,312	7,185,818
Allowances for depreciation, depletion & amortization	(4,050,381)	(3,924,380)

Property, plant & equipment, net	3,918,931	3,261,438
Goodwill	3,122,321	3,094,824
Other intangible assets, net	1,063,630	769,052
Other noncurrent assets	184,793	169,753

Total assets	$9,504,891	$8,471,475

Liabilities
Current maturities of long-term debt	41,383	138
Short-term debt	350,000	0
Trade payables and accruals	197,335	145,042
Other current liabilities	204,154	227,064

Total current liabilities	792,872	372,244
Long-term debt	2,463,482	1,982,751
Deferred income taxes, net	464,081	702,854
Deferred revenue	191,476	198,388
Other noncurrent liabilities	624,087	642,762

Total liabilities	$4,535,998	$3,898,999

Equity
Common stock, $1 par value	132,324	132,339
Capital in excess of par value	2,805,587	2,807,995
Retained earnings	2,180,448	1,771,518
Accumulated other comprehensive loss	(149,466)	(139,376)

Total equity	$4,968,893	$4,572,476

Total liabilities and equity	$9,504,891	$8,471,475

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Table C

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2017	2016
Operating Activities
Net earnings	$601,185	$419,491
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	305,965	284,940
Net gain on sale of property, plant & equipment and businesses	(17,827)	(15,431)
Contributions to pension plans	(20,023)	(9,576)
Share-based compensation expense	26,635	20,670
Deferred tax expense (benefit)	(235,697)	33,591
Cost of debt purchase	140,772	0
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(169,352)	(92,788)
Other, net	13,020	3,691

Net cash provided by operating activities	$644,678	$644,588

Investing Activities
Purchases of property, plant & equipment	(459,566)	(350,148)
Proceeds from sale of property, plant & equipment	15,756	23,318
Proceeds from sale of businesses, net of transaction costs	287,292	0
Payment for businesses acquired, net of acquired cash	(1,109,725)	(32,537)
Other, net	(3,248)	2,173

Net cash used for investing activities	($1,269,491)	($357,194)

Financing Activities
Proceeds from short-term debt	355,000	3,000
Payment of short-term debt	(5,000)	(3,000)
Payment of current maturities and long-term debt	(1,463,308)	(130)
Proceeds from issuance of long-term debt	1,850,000	0
Debt discounts and issuance costs	(15,291)	(1,860)
Purchases of common stock	(60,303)	(161,463)
Dividends paid	(132,335)	(106,333)
Share-based compensation, shares withheld for taxes	(25,323)	(34,799)

Net cash provided by (used for) financing activities	$503,440	($304,585)

Net decrease in cash and cash equivalents and restricted cash	(121,373)	(17,191)
Cash and cash equivalents and restricted cash at beginning of year	268,019	285,210

Cash and cash equivalents and restricted cash at end of year	$146,646	$268,019

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Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Total Revenues
Aggregates [1]	$769,509	$713,661	$3,096,094	$2,961,835
Asphalt	160,600	123,750	622,074	512,310
Concrete	108,297	87,335	417,745	330,125
Calcium	1,918	2,129	7,740	8,860

Segment sales	$1,040,324	$926,875	$4,143,653	$3,813,130
Aggregates intersegment sales	(62,834)	(53,900)	(253,357)	(220,463)

Total revenues	$977,490	$872,975	$3,890,296	$3,592,667

Gross Profit
Aggregates	$207,945	$208,964	$860,021	$873,118
Asphalt	23,027	21,654	91,948	97,682
Concrete	11,815	8,209	46,117	26,543
Calcium	504	878	2,475	3,474

Total	$243,291	$239,705	$1,000,561	$1,000,817

Depreciation, Depletion, Accretion and Amortization
Aggregates	$62,592	$59,343	$245,151	$236,472
Asphalt	6,559	4,328	25,400	16,797
Concrete	3,536	2,988	13,822	12,129
Calcium	110	197	677	774
Other	5,194	4,722	20,915	18,768

Total	$77,991	$71,578	$305,965	$284,940

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$595,952	$551,446	$2,392,686	$2,294,227
Aggregates - tons	46,021	43,124	183,179	181,374
Freight-adjusted sales price [3]	$12.95	$12.79	$13.06	$12.65

Other Products
Asphalt Mix - tons	2,606	2,249	10,391	9,353
Asphalt Mix - sales price	$52.84	$53.65	$52.64	$53.45

Ready-mixed concrete - cubic yards	897	791	3,568	3,000
Ready-mixed concrete - sales price	$119.52	$110.39	$116.45	$110.02

Calcium - tons	69	77	273	326
Calcium - sales price	$27.86	$27.29	$28.26	$27.08

[1]	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and service revenues related to aggregates.
[2]	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[3]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

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Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

	(in thousands)
	Twelve Months Ended December 31
	2017	2016
Cash Payments
Interest (exclusive of amount capitalized)	$285,801	$135,039
Income taxes	125,135	102,849

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	$31,267	$26,676
Amounts referable to business acquisitions
Liabilities assumed	13,667	798
Exchanges of noncash assets and liabilities:
Fair value of noncash assets and liabilities exchanged	9,900	0

2.	Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with our competitors and consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Gross profit	$243,291	$239,705	$1,000,561	$1,000,817
Total revenues	$977,490	$872,975	$3,890,296	$3,592,667

Gross profit margin	24.9%	27.5%	25.7%	27.9%

Gross Profit Margin Excluding Freight and Delivery Revenues

	(dollars in thousands)
	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Gross profit	$243,291	$239,705	$1,000,561	$1,000,817

Total revenues	$977,490	$872,975	$3,890,296	$3,592,667
Freight and delivery revenues [1]	130,983	128,608	528,917	535,930

Total revenues excluding freight and delivery revenues	$846,507	$744,367	$3,361,379	$3,056,737

Gross profit margin excluding freight and delivery revenues	28.7%	32.2%	29.8%	32.7%

[1]	Includes freight to remote distribution sites.

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Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes freight, delivery and transportation revenues, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Aggregates segment
Gross profit	$207,945	$208,964	$860,021	$873,118
Segment sales	$769,509	$713,661	$3,096,094	$2,961,835

Gross profit margin	27.0%	29.3%	27.8%	29.5%

Incremental gross profit margin	N/A		N/A

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

	(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Aggregates segment
Gross profit	$207,945	$208,964	$860,021	$873,118

Segment sales	$769,509	$713,661	$3,096,094	$2,961,835
Less
Freight, delivery and transportation revenues [1]	165,101	157,868	670,676	651,885
Other revenues	8,456	4,347	32,732	15,723

Freight-adjusted revenues	$595,952	$551,446	$2,392,686	$2,294,227

Gross profit as a percentage of freight-adjusted revenues	34.9%	37.9%	35.9%	38.1%

Incremental gross profit as a percentage of freight-adjusted revenues	N/A		N/A

[1]	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

GAAP does not define “Aggregates segment cash gross profit” and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Aggregates segment
Gross profit	$207,945	$208,964	$860,021	$873,118
Depreciation, depletion, accretion and amortization	62,592	59,343	245,151	236,472

Aggregates segment cash gross profit	$270,537	$268,307	$1,105,172	$1,109,590

Unit shipments - tons	46,021	43,124	183,179	181,374

Aggregates segment cash gross profit per ton	$5.88	$6.22	$6.03	$6.12

February 16, 2018

FOR IMMEDIATE RELEASE

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Net earnings	$327,546	$112,601	$601,185	$419,491
Income tax expense (benefit)	(313,632)	33,276	(232,075)	124,851
Interest expense, net	136,513	33,077	291,085	133,269
(Earnings) loss on discontinued operations, net of tax	423	(4,536)	(7,794)	2,915

EBIT	$150,850	$174,418	$652,401	$680,526
Depreciation, depletion, accretion and amortization	77,991	71,578	305,965	284,940

EBITDA	$228,841	$245,996	$958,366	$965,466

Gain on sale of real estate and businesses [1]	(10,508)	(16,216)	(10,508)	(16,216)
Property donation	4,290	0	4,290	0
Business interruption claims recovery, net of incentives	0	162	0	(11,014)
Charges associated with divested operations	1,547	215	18,062	16,983
Business development, net of termination fee [2]	2,280	0	3,064	0
One time employee bonuses	6,716	0	6,716	0
Asset impairment	0	0	0	10,506
Restructuring charges	0	0	1,942	320

Adjusted EBITDA	$233,166	$230,157	$981,932	$966,045

Depreciation, depletion, accretion and amortization	(77,991)	(71,578)	(305,965)	(284,940)

Adjusted EBIT	$155,175	$158,579	$675,967	$681,105

[1]	The 2016 amount includes a $4,345,000 gain (reflected within Other operating income, net) for plant relocation reimbursement.
[2]	Includes only non-routine business development charges.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
Diluted EPS	$2.43	$0.80	$4.40	$3.11
Items included in Adjusted EBITDA above	0.02	(0.08)	0.11	0.00
Interest charges associated with debt purchase	0.49	0.00	0.73	0.00
Tax reform income tax savings	(1.99)	0.00	(1.99)	0.00
Alabama NOL carryforward valuation allowance	(0.21)	0.00	(0.21)	0.00
Foreign tax credit carryforward utilization	0.00	(0.03)	0.00	(0.08)

Adjusted Diluted EPS	$0.74	$0.69	$3.04	$3.03

The following reconciliation to the mid-point of the range of 2018 Projected EBITDA excludes adjustments for charges associated with divested operations, asset impairment and other unusual gains and losses. Due to the difficulty of forecasting the timing or amount of items that have not yet occurred, are out of our control, or cannot be reasonably predicted, we are unable to estimate the significance of this unavailable information.

2018 Projected EBITDA

(in millions)
Mid-point
Net earnings	$585
Income tax expense	150
Interest expense, net	125
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	340

Projected EBITDA	$1,200